Exhibit 10.2

EXECUTION VERSION

SOURCING AND SERVICING AGREEMENT

This SOURCING AND SERVICING AGREEMENT (this “Agreement”) is dated as of May 1, 2023 and is by and among BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch, in its capacity as seller under the BMO Master Participation Agreement (as defined below) (in such capacity, “Seller” and in its individual capacity, “BMO”), STEPSTONE GREAT LAKES SPV FACILITY II LLC, a Delaware limited liability company, as purchaser under the BMO Master Participation Agreement (“Purchaser”) and BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch, in its capacity as the servicer hereunder (in such capacity, the “Servicer” and, together with Seller and Purchaser, the “Parties”).

PRELIMINARY STATEMENTS

WHEREAS, from time to time during the Sourcing Period (as defined below), (i) Seller may sell to Purchaser certain commercial loans (“Loans”) or participation interests in such Loans (“Participation Interests”) meeting the Eligibility Criteria (as defined below) and (ii) Purchaser may purchase such Loans or Participation Interests, as applicable, in each case in accordance with the terms hereof;

WHEREAS, Purchaser has engaged the Servicer to perform various duties as set forth herein on behalf and at the expense of Purchaser and the Servicer has agreed to perform the duties of “Servicer” set forth herein on behalf and at the expense of Purchaser; and

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01. Defined Terms. The following terms shall have the meanings provided in this Section 1.01:

“Affiliate” shall mean, with respect to a Person, (a) any other Person that, directly or indirectly, including through one or more intermediaries, is in Control of, or Controlled by, or is under common Control with, such Person or (b) any other Person who is a director, officer, employee, managing member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above. For the avoidance of doubt, neither BMO nor any Affiliate of BMO shall be considered an Affiliate of the Purchaser.

“Affiliated Fund” shall mean, with respect to a Person, any fund, investment account or collateralized loan obligation issuer of which such Person is an investment manager or investment advisor (or vice versa) or for which the investment manager or investment advisor is the same as (or a subsidiary of) the investment manager or investment advisor for such Person.

“Agreement” shall have the meaning set forth in the Recitals.

“Allocated Eligible Loan” shall mean, with respect to any Eligible Loan, the portion of such Eligible Loan which is allocated and sold to Purchaser in connection with this Agreement, which portion may be represented by an undivided 100% participation interest in such portion of the Eligible Loan.

“Allocation Amount” shall mean, with respect to determining the Allocated Eligible Loan of any Eligible Loan, the product of (a) the outstanding principal amount of such Allocated Eligible Loan multiplied by (b) the purchase price (expressed as a percentage) of such Allocated Eligible Loan.

“AML/KYC Documentation” shall mean, with respect to a Loan and the relevant Borrower and/or Obligation, all such anti-money laundering, anti-bribery and corruption, sanctions and any other “know-your-customer” information or documentation, in each case, solely to the extent available and/or known to Seller.

“Applicable Law” shall mean, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, and any memorandum or agreement with or commitment to, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Bankruptcy Code” shall mean Title 11, United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“BMO AML Program Letter” shall mean that certain Summary of Anti-Money Laundering Policies and Program at BMO Financial Group, dated as of March 16, 2023, a copy of which was provided by BMO to Purchaser prior to the Effective Date, and, if and only to the extent that the applicable certification has been delivered to Purchaser in accordance with Section 4.01(b)(vii), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“BMO Credit Agreement” shall mean the loan and security agreement dated as of May 1, 2023 (as amended, restated, supplemented or otherwise modified from time to time), between, among others, Bank of Montreal (in its capacity as the administrative agent and as the collateral agent) and Purchaser (in its capacity as borrower).

“BMO Master Participation Agreement” shall mean that certain Master Participation Agreement dated as of May 1, 2023 (as amended, restated, supplemented or otherwise modified from time to time), by and between, BMO (in its capacity as “Seller” as defined therein) and Purchaser (in its capacity as “Participant” as defined therein).

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which commercial banks in New York, New York and Dublin, Ireland are authorized or obligated by Applicable Law to remain closed.

“Closing Fees” shall mean, with respect to an Eligible Loan, any original issue discount or other upfront fee paid or any other payment (including any ticking fee) payable with respect to Seller becoming lender of record of such Eligible Loan, to any lender holding such Eligible Loan (or to any Person committed to extend such Eligible Loan in whole or in part) in its capacity as a lender (and not in any other capacity, including as a “Bookrunner,” “Arranger,” “Syndication Agent,” “Documentation Agent,” “Collateral Agent,” “Administrative Agent” or other similar capacity) (whether paid as an upfront fee or any other payment or as a discount from par) and expressly excluding any administrative agent fees, structuring fees, arrangement fees, underwriting fees or other similar fees.

“Confidential Information” shall mean:

(a) with respect to the confidentiality obligations of Purchaser hereunder, any written or oral information that is provided by, through or on behalf of Seller in connection with this Agreement relating to the business, finances, operations or affairs of Seller, any Seller Party or any Affiliate thereof or any such Person’s investments or in connection with any Loan (including, without limitation, relating to the business, finances, operations or affairs of the related Obligor, any Guarantor or the Sponsor, if any, thereof (including, without limitation, information contained in an Information Package or Obligor Provided Information)), other than any information (i) which was in Purchaser’s possession prior to any disclosure by, through or on behalf of Seller, (ii) which is otherwise publicly available other than as a result of a breach by Purchaser of this Agreement or any agreement related hereto, (iii) which becomes available to Purchaser from other sources not known by Purchaser after reasonable inquiry to be subject to disclosure restrictions to Seller (or an Affiliate), or (iv) which is independently developed by Purchaser, a Purchaser Entity or any of their respective Representatives thereof without reliance on any other Confidential Information; and

(b) with respect to the confidentiality obligations of Seller hereunder, any written or oral information that is provided by, through or on behalf of Purchaser in connection with this Agreement relating to the business, finances, operations or affairs of Purchaser, any Purchaser Entity or any Affiliate thereof or any such Person’s investments, other than any information (i) which was in any Seller Party’s possession prior to any disclosure by, through or on behalf of any Purchaser Entity, (ii) which is otherwise publicly available other than as a result of a breach by Seller of this Agreement or any agreement related hereto, (iii) which becomes available to Seller from other sources not known by Seller after reasonable inquiry to be subject to disclosure restrictions to Purchaser (or an Affiliate), or (iv) which is independently developed by any Seller Party or Representatives thereof; provided that the existence of this Agreement is not “Confidential Information” for purposes of any disclosure by a Seller Party to a Sponsor or potential Obligors or co-lead arrangers as necessary to obtain consent to share information with Purchaser and include Purchaser (or any other Purchaser Entity) in any potential Loan transaction.

For the avoidance of doubt, any information provided on or before the Effective Date in connection with this Agreement is confidential, including the information listed in this definition of Confidential Information.

“Control” shall mean, with respect to a specified Person, the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” means the date hereof.

“Eligibility Criteria” as defined in Schedule I.

“Eligible Loan” shall mean a Loan that (a) satisfies each of the Eligibility Criteria as of the Funding Date or (b) the Parties have otherwise agreed in writing shall constitute an “Eligible Loan”, whether or not one or more criteria in the Eligibility Criteria are not met.

“Eligible Loan Agreement” shall mean, with respect to an Eligible Loan, the loan or credit agreement pursuant to which such Eligible Loan has been issued or created.

“Eligible Loan Documentation” shall mean, with respect to an Eligible Loan, (i) the Eligible Loan Agreement, (ii) each security agreement, guarantee agreement and any promissory note associated with such Eligible Loan and (iii) to the extent requested in writing by Purchaser, each other agreement that governs the terms of or secures the obligations represented by such Eligible Loan or of which holders of such Eligible Loan (in their capacity as such) are the beneficiaries, in each case, on or prior to the Settlement Date.

“Existing Loan” shall mean, with respect to a new Loan (including any increase to or an additional Loan under an Existing Loan Agreement by amendment, restatement, supplement or joinder), a Loan that is in existence and to which Seller is a lender of record prior to the date Seller determines whether such new Loan meets the Eligibility Criteria. Without limiting the foregoing, an “Existing Loan” shall include a Loan which is being added, increased, modified or refinanced in connection with a Loan Agreement that is being amended, restated, amended and restated, joined, supplemented or otherwise modified in any way, but not a Loan which is being added, increased, modified or refinanced in connection with a new Loan Agreement.

“Existing Loan Agreement” shall mean, with respect to an Existing Loan, the loan or credit agreement pursuant to which such Existing Loan has been issued or created, as amended, restated, amended and restated, supplemented, joined or otherwise modified from time to time (but not as replaced with a new Loan Agreement).

“Funding Date” shall mean, with respect to an Eligible Loan, the date on which Seller (in its capacity as lender thereunder) extends either (a) the original funding of such Loan to an Obligor or (b) additional funding for an Existing Loan to an Obligor.

“Governmental Authority” shall mean any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization.

“Guarantor” shall mean, with respect to any Loan, the Person or Persons who guarantee the obligations of the Obligor under such Loan (if applicable).

“Ineligible Loan” shall mean such instrument that constitutes or satisfies any of the criteria set out in Schedule I hereto under the heading “Excluded Loans”.

“Information Package” shall mean, with respect to any Prospective Eligible Loan or Eligible Loan, as applicable, in each case, solely to the extent available and known to Seller, (a) any confidential information memorandum or similar company/management presentation, (b) sponsor and/or management provided financial projections and (c) historical financial statements of the Obligor for at least each of the three most recently ended fiscal years of the Obligor and the interim period most recently ended thereafter for which financial statements are available, in each case related to such Loan.

“Initial Loan and Transaction Characteristics Report” shall have the meaning ascribed to such term in Section 4.01(b)(iv).

“Loan” shall have the meaning ascribed to such term in the Recitals hereto.

“Loan Agreement” shall mean, with respect to any Loan, the loan or credit agreement pursuant to which such Loan has been issued or created.

“Loan Documentation” shall mean, with respect to a Loan, the Loan Agreement and each other agreement that evidences and documents the terms of or secures the obligations represented by such Loan or of which holders of such Loan (in their capacity as such) are the beneficiaries.

“Obligor” shall mean, with respect to any Loan, the Person or Persons (including any Guarantor) primarily obligated to pay or repay such Loan.

“Obligor Provided Information” shall mean any information delivered by or on behalf of the applicable Sponsor, Obligor or Guarantor (or from another lender under the Loan Documentation of the Loan which may have received such information from the applicable Sponsor, Obligor or Guarantor) in respect of any Loan to Seller, any Purchaser Entity or any of their respective Affiliates in connection with such Loan.

“Parties” shall have the meaning set forth in the Recitals.

“Person” shall mean any individual, partnership, limited partnership, corporation, business trust, joint stock company, limited liability company, trust (including any beneficiary thereof), unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Platform” shall mean any electronic system approved by Seller, including IntraLinks/IntraAgency®, SyndTrak® or any other internet or extranet-based site, providing for access to information, data or documents protected by passcodes or other security systems.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Program Report” shall have the meaning ascribed to such term in Section 2.04(a).

“Prospective Approval” shall mean, with respect to any Prospective Eligible Loan, Seller’s approval of such Prospective Eligible Loan (and the terms thereof), by Seller’s investment committee or credit committee, as required for such Prospective Eligible Loan.

“Prospective Approval Date” shall mean, with respect to a Loan, the date on which Seller has received Prospective Approval for such Loan.

“Prospective Eligible Loan” shall mean a Loan which Seller determines (acting in a commercially reasonable manner and in good faith, which such determination shall be made on the Prospective Approval Date) is expected to meet each of the Eligibility Criteria on the Funding Date for such Loan; provided, that such Loan shall no longer be a Prospective Eligible Loan if Seller no longer believes (acting in a commercially reasonable manner and in good faith) that such Prospective Eligible Loan will meet the Eligibility Criteria on the Funding Date.

“Purchaser” shall have the meaning set forth in the Recitals.

“Purchaser Entity” shall mean Purchaser and/or any Affiliate or Affiliated Fund of Purchaser which may acquire all or a portion of Purchaser’s hold in an Allocated Eligible Loan directly or indirectly from Purchaser.

“Quarter” shall mean January, April, July and October.

“Quarterly Payment Date” shall mean with respect to a Quarterly Period, the 15th calendar day of each Quarter; provided that, if such day is not a Business Day then the Quarterly Payment Date shall occur on the following Business Day.

“Quarterly Period” shall mean each period commencing on and including the first calendar day of each Quarter and ending on but excluding the first calendar day of the immediately following Quarter.

“Quarterly Report” shall have the meaning ascribed to such term in Section 4.01(b)(vi).

“Reporting Date” shall mean the 5th Business Day after the end of each calendar month; provided that (1) the first Reporting Date shall be May 5, 2023 and (2) if such day is not a Business Day then the Reporting Date shall occur on the following Business Day.

“Representatives” shall mean, with respect to any Person, its Affiliates, and such Person’s or its Affiliates’ employees, officers, directors, trustees, members, beneficial owners, managers, partners, advisors, external accountants, investigators, auditors, attorneys or other agents, including any valuation firm engaged by such Person or its Affiliates in connection with any due diligence or comparable activities with respect to the transactions contemplated herein.

“Securities Act” shall mean the United States Securities Act of 1933.

“Seller” shall have the meaning set forth in the Recitals.

“Seller Party” shall mean any of Seller or its Affiliates.

“Servicer” shall have the meaning set forth in the Recitals.

“Settlement Date” shall mean, with respect to an Allocated Eligible Loan sourced by Seller under this Agreement, the date on which Purchaser acquires title to such Allocated Eligible Loan or acquires an undivided 100% participation interest in such Allocated Eligible Loan, as applicable.

“Solvent” shall mean, with respect to any Person, such Person (i) is not “insolvent” (as such term is defined in §101(32)(A) of the Bankruptcy Code) and is not aware of any pending insolvency and (ii) is able to pay its debts as they come due.

“Sourcing Period” shall mean the period commencing on the Effective Date and ending on the earliest of the following:

(a) the occurrence of a Bankruptcy Event with respect to Seller, Purchaser or the Servicer;

(b) the date as selected by either party in its sole and absolute discretion, by giving 30 days’ prior written notice to the other party; and

(c) such date as Seller and Purchaser mutually determine in writing to terminate the Sourcing Period;

provided that, termination of the Sourcing Period shall not limit or affect Purchaser’s commitment to purchase or Seller’s commitment to sell, as applicable, a Loan or participation interest in a Loan approved by Purchaser pursuant to Section 2.01(b) prior to such termination.

“Sourcing & Servicing Fee” shall mean, with respect to a Quarterly Payment Date, the product of (a) 0.50% multiplied by (b) the aggregate Markit valuations obtained by BMO and reported by the Servicer to Purchaser pursuant to Schedule II hereto during the Quarterly Period immediately preceding the Quarterly Period related to such Quarterly Payment Date (or, solely in the case of any Loans for which a Markit valuation was not obtained in such immediately preceding Quarterly Period, the average daily aggregate par value of such Loans) for all Loans (or Participation Interests therein, as applicable) then held by Purchaser during the Quarterly Period related to such Quarterly Payment Date multiplied by (c) the number of days in such quarter divided by (d) 360.

“Sponsor” shall mean, with respect to any Obligor for any Prospective Eligible Loan or any Eligible Loan, the private equity firm or firms or other financial sponsor(s) (and/or any of its or their respective Affiliates and funds or partnerships managed, advised or controlled by any of them or any of their respective Affiliates, but not including any operating portfolio company of any of the foregoing) that are directly or indirectly owning, managing, advising or controlling (or that will own, manage, advise or control after giving effect to the proposed use of proceeds of any such Prospective Eligible Loan or Eligible Loan) such Obligor.

“Third Party Valuation Report” shall mean, with respect to a Loan, any report, study, analysis or similar information obtained by Seller from a Person other than a Seller Party in connection with the valuation of such Loan.

“United States” shall mean the United States of America, including the states and the District of Columbia, but excluding its other territories and possessions.

“VAE Template Report” shall have the meaning ascribed to such term in Section 4.01(b)(v).

SECTION 1.02. Rules of Construction.

(a) All words used herein shall be construed to be of such gender or number as the circumstances require. The words “herein,” “hereby,” “hereof,” “hereto,” “hereinbefore,” and “hereinafter,” and words of similar import, refer to this Agreement in its entirety and not to any particular paragraph, clause or other subdivision, unless otherwise specified. Any references herein to Exhibits, Schedules, Sections, clauses or Articles are references to Exhibits, Schedules, Sections, clauses or Articles of this Agreement, unless otherwise specified. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding.” The term “including” means “including without limitation.”

(b) Unless otherwise expressly indicated, references herein to (i) any agreement shall include, without limitation, all exhibits, annexes, appendices and schedules to such agreement and any amendment, restatement, amendment and restatement, extensions, waivers, supplements or other modifications to such agreement (including this Agreement) in accordance with the terms thereof and hereof, as applicable, (ii) any Applicable Law shall be to such Applicable Law as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative, (iii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof and (iv) any time of day shall be a reference to New York City time. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in this Agreement shall be equally applicable to both the singular and plural forms of such term.

(c) Notwithstanding anything herein to the contrary, whenever any document, payment, agreement or other item is required hereunder to be delivered or made on a day that is not a Business Day, the due date therefor shall be extended to the next succeeding Business Day.

ARTICLE II
SOURCING AGREEMENTS

SECTION 2.01. Commitments with Respect to Eligible Loans.

(a) Proposal to Sell and Purchase Loans. Seller may (but, subject to Section 2.01(b), is not obligated to) sell, and Purchaser may (but, subject to Section 2.01(b), is not obligated to) purchase, the Allocation Amount of any Loan which meets the following criteria:

(i) such Loan has a Prospective Approval Date prior to or during the Sourcing Period; and

(ii) such Loan satisfies the Eligibility Criteria as of its Funding Date.

(b) Purchaser Approval Process. Following the Effective Date, if Purchaser notifies Seller in writing (such notice, an “Availability Notice”) that (i) there will be principal repayments or prepayments in respect of the Loans and Participation Interests held by Purchaser or (ii) Purchaser has, or will reasonably be expected to have, excess unrestricted cash available and, in each case, Purchaser would like to be offered a Loan for purchase, Seller shall use commercially reasonable efforts to present to Purchaser Loans that satisfy the requirements set forth in Section 2.01(a) above. If Seller presents a Loan to Purchaser that satisfies the requirements in Section 2.01(a) above, then Seller and Purchaser shall implement the loan approval and purchase commitment process that is agreed between Seller and Purchaser (as such process may be updated from time to time as mutually agreed by Seller and Purchaser).

Notwithstanding anything set forth in this Agreement to the contrary, (i) any Loan (or Participation Interest in such Loan, as the case may be) approved by Purchaser in accordance with the immediately preceding sentence and pursuant to and in accordance with the requirements of the loan approval and purchase commitment process (any such approved Loan or Participation Interest in a Loan, an “Approved Asset”) shall be a Loan (or Participation Interest in such Loan, as the case may be) that Purchaser is obligated to purchase from Seller and Seller is obligated to sell to the Purchaser and (ii) Purchaser’s obligation to purchase and Seller’s obligation to sell any such Approved Asset shall survive any termination or expiration of the Sourcing Period as long as Approved Asset was approved in accordance with this Section 2.01(b) prior to such termination or expiration of the Sourcing Period.

Notwithstanding the foregoing paragraph:

(w) if Seller fails to deliver any of the information or document set forth in Section 2.01(c) that is received by Seller, or required to be delivered by Seller, on or prior to the applicable Settlement Date (or, in the case of any such information or document that Purchaser may request as described therein, to the extent requested by Purchaser in writing at least 3 Business Days prior to the applicable Settlement Date, fails to comply with the applicable obligation to deliver (pursuant to a request by Purchaser) or request (pursuant to a request by Purchaser), as applicable, such information or document on or prior to the applicable Settlement Date), then the loan approval and purchase commitment process shall be deemed not to have been completed and accordingly, neither Seller has an obligation to sell nor Purchaser has an obligation to purchase such Loan for which Seller has failed to deliver the applicable required information or document (but solely until such information or document is provided by Seller);

(x) Seller’s obligation to sell an Approved Asset to Purchaser and Purchaser’s obligation to purchase an Approved Asset from Seller (i) shall be subject to an allocation being provided to Purchaser in accordance with Seller’s allocation policy and (ii) shall terminate after the thirty (30) day period immediately following the date on which such Loan (or Participation Interest) became and Approved Asset;

(y) any Approved Asset shall cease to be an Approved Asset if the applicable Loan Documentation for such Approved Asset is amended or otherwise modified such that immediately after giving effect to any such amendment or other modification such Approved Asset would cease to be an Eligible Loan (and Purchaser shall no obligation to purchase the applicable Loan or Participation Interest, as applicable, unless it subsequently approves it again in accordance with the foregoing provisions of this Section 2.01(b)); and

(z) if either (I) the applicable principal repayment or prepayment amount in respect of the Loans (or Participation Interests therein) held by Purchaser giving rise to the applicable Availability Notice is not received in the Purchaser’s Principal Collection Account (as defined in the BMO Credit Agreement), or (II) the relevant excess unrestricted cash is not received by the Purchaser in the Purchaser’s Principal Collection Account, in each case, by the applicable due date, then Seller shall use commercially reasonable efforts to find other purchasers (other than a Seller Party) for any Approved Asset that was offered and approved in reliance on such repayment or prepayment amount being received or such excess unrestricted cash being received, in each case, by the applicable due date and, in the event that any such Approved Asset is purchased by such purchaser(s) or otherwise acquired by such purchaser(s), Seller shall promptly notify Purchaser in writing thereof and Purchaser’s obligation hereunder to purchase such Approved Asset shall automatically terminate.

(c) Delivery of Eligible Loan Documentation and Other Information. With respect to a Prospective Eligible Loan that Seller presents to Purchaser:

(i) Seller shall grant Purchaser access to the Platform for such Prospective Eligible Loan (if a Platform exists for such Eligible Loan) and deliver the Information Package (if available) for such Eligible Loan (including by posting or granting access to such Information Package on such Platform) to Purchaser;

(ii) prior to the applicable Settlement Date for such Prospective Eligible Loan, Seller shall deliver to Purchaser the Eligible Loan Documentation for such Prospective Eligible Loan;

(iii) prior to, on or after, the applicable Settlement Date for such Prospective Eligible Loan, upon reasonable written request by Purchaser, Seller shall use commercially reasonable efforts to request any other Loan Documentation a lender is entitled to receive associated with such Prospective Eligible Loan from the relevant administrative agent or “Lead Arranger”;

(iv) if Seller receives a Third Party Valuation Report or if a Third Party Valuation Report is otherwise made available to Seller and if Purchaser reasonably requests the issuer of such report to grant Purchaser access to such Third Party Valuation Report, Seller shall promptly request such issuer to grant Purchaser (and any other Person designated by Purchaser, including without limitation, its financing providers or their agent) access to such Third Party Valuation Report on a non-reliance basis, provided that Seller has no obligation to request such issuer to grant such access, or grant such access, if doing so would result in a breach by Seller of its confidentiality obligations to the issuer of such Third Party Valuation Report; and

(v) to the extent that Seller receives any AML/KYC Documentation, if Purchaser reasonably requests such documentation, Seller shall promptly furnish such documentation to Purchaser (and, to the extent permitted under Section 3.01, any other Person reasonably designated by Purchaser, including without limitation, its financing providers or their agent), provided that, if elected by Purchaser (acting in its sole and absolute discretion), Seller’s obligation under this clause (v) shall be deemed to be satisfied if (x) Seller represents and warrants (including pursuant to Section 5.02(i)) to Purchaser that the relevant “know your customer”, sanctions, anti-money laundering and anti-bribery and corruption checks have been conducted by Seller (directly or indirectly through any Seller Party) in accordance with the procedures as described in the BMO AML Program Letter, (y) the Servicer complies with its obligations under Section 4.01(b)(vii) below and (z) Seller furnishes to Purchaser all up-to-date tax forms reasonably requested by Purchaser that an Obligor is required to provide under the related Loan Documentation for such Prospective Eligible Loan.

For the avoidance of doubt, no Seller Party makes any representation or warranty as to the accuracy or completeness of any information contained in any Third Party Valuation Report or AML/KYC Documentation.

(d) No offer or sale. No offer or sale of any Loan to Purchaser in accordance with or subject to this Agreement shall be part of a public offering in the United States or any territory or possession thereof, whether or not registered under the Securities Act.

(e) No Obligation on Purchaser to Trade or Fund. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall have no obligation under this Agreement to enter into any commitment to purchase or to settle or fund any transaction with respect to any Allocated Eligible Loans within any specified time frame (other than such obligation to settle or fund as required pursuant to the BMO Master Participation Agreement with respect to any Approved Asset) and for any of the following reasons:

(i) if the relevant Obligor, relevant Guarantor, relevant Sponsor and/or relevant target group does not satisfy Purchaser’s internal client anti-money laundering, anti-bribery and corruption, sanctions and any other requisite “know-your-customer” checks and/or approvals (but excluding, for the avoidance of doubt, any of the Purchaser’s conflict, risk, investment checks);

(ii) to the extent that Seller is unable to provide rights to purchase such Allocated Eligible Loan, by the applicable date of purchase, under the terms of any contractual arrangements any Seller Party may have with the related Obligor, Guarantor, Sponsor or co-arranger or to the extent the related Obligor, Guarantor, Sponsor or co-arranger objects to Purchaser as assignee or participant; or

(iii) to the extent that doing so would reasonably be expected to cause Purchaser or any of its Affiliates to breach Applicable Law (including, without limitation, the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended).

(f) Investment at Purchaser’s Discretion. Notwithstanding anything to the contrary in this Agreement, (i) any investment in any Eligible Loan by Purchaser shall be subject to the sole and absolute discretion of Purchaser, (ii) each of Seller and Servicer agrees, acknowledges and confirms it is not acting, and will not act, as an advisor to Purchaser or any Purchaser Entity, nor is it making or will it make, any investment recommendations regarding the decisions of Purchaser or any Purchaser Entity to invest in Loans, and (iii) each party shall at all times make its own decisions for its own risk and account.

Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that (i) presentation by the Seller or any Affiliate or Affiliated Fund thereof of a Prospective Eligible Loan (including the delivery of an Information Package, Obligor Provided Information, any Confidential Information or any other information with respect thereto) shall in no event constitute a recommendation by Seller or any of its Affiliates or Affiliated Funds to invest in, an endorsement by Seller or any of its Affiliates or Affiliated Funds of, or any other representation by Seller or any of its Affiliates or Affiliated Funds with respect to, any such Prospective Eligible Loan or any Loans, (ii) delivery of Information Package, Obligor Provided Information, any Confidential Information or any other information provided hereunder is so provided solely as an adjunct to the conduct of the Purchaser’s own due diligence investigation, for which it is fully and solely responsible and (iii) the Purchaser will, independently and without reliance upon Seller or any of its Affiliates or Affiliated Funds, and based on such documents and information as it will deem appropriate, make its own credit analysis and decision to make or acquire, and after any funding or acquisition thereof will continue to make its own credit decisions in taking or not taking any action under, any Loan (or Participation Interest in any Loan, as applicable).

(g) Neither Seller nor any of its Affiliates or Affiliated Funds (i) other than as expressly set forth in Section 5.02(h), makes any representation as to, and has no responsibility for (x) the accuracy or completeness of any Information Package, Obligor Provided Information, any Confidential Information or any other documents or information provided by Seller or such Affiliate or Affiliated Fund, (y) any statements, warranties or representations made by or on behalf of any Obligor, Guarantor or Sponsor, if any, under or in connection with any issuance of any Loan and (z), (ii) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any issuance of any Loan or to inspect the property (including the books and records and collateral for such Loan) of any Obligor or Guarantor or Sponsor, if any, and (iii) shall be responsible to Purchaser or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan (or Participation Interest in any Loan) or any instrument or document provided for therein or delivered or to be delivered thereunder or in connection therewith. Neither Seller nor any Affiliate or Affiliated Fund thereof shall have any liability to Purchaser or any other Person for furnishing any information hereunder (including any Information Package, Obligor Provided Information or Confidential Information) or for any action taken or decision made by Purchaser in purported reliance on such information, including its decision to participate in or abstain from participating in any Loan (or any Participation Interest in any Loan, as applicable).

Neither Seller nor any Affiliate or Affiliated Fund thereof (but excluding, for the avoidance of doubt, the Servicer with respect to its obligations under Article IV hereof) shall have any liability to Purchaser or any other Person for failing to furnish any other information now or in the future known to or in possession of Seller or such Affiliate or Affiliated Fund or have any obligation to update or supplement any of the information provided hereunder or, except as expressly set forth in Section 2.04 or 4.01, otherwise provide Purchaser with any additional information.

(h) Notwithstanding any provision of this Agreement to the contrary, Seller (solely in its capacity as Seller and not in Seller’s capacity as Servicer) shall not have any obligation under Section 2.01(b) above with respect to any Loan if and only to the extent that (i) Seller determines in good faith and acting in a commercially reasonable manner at any time (including after the Purchaser advises the Seller that it has approved such Loan (or Participation Interest in such Loan) or specified portion thereof) that the Loan Documentation expressly prohibits the sale, transfer or assignment of such Loan (or Participation Interest in such Loan) to Purchaser or that doing so is restricted by Applicable Law, and (ii) in each case, Seller delivers to Purchaser a written explanation (which may be in the form of an email) setting forth in reasonable detail such determination and accordingly, any failure on the part of Seller to comply with any such obligation under Section 2.01(b) above in respect of such Loan or provide any rights in respect of such Loan as a result of such determination shall in no event constitute a default on the part of Seller to comply with any obligations to the contrary hereunder.

SECTION 2.02. Fees.

(a) [Reserved].

(b) Sourcing & Servicing Fees. In consideration of, and as compensation for, the sourcing of Loans by Seller pursuant to Section 2 of this Agreement and servicing of Loans by the Servicer pursuant to Section 4 of this Agreement, Purchaser shall pay to the Servicer a Sourcing & Servicing Fee on each Quarterly Payment Date; provided that if Servicer willfully breaches any of its covenants, representations or warranties under this Agreement or any definitive asset transfer documentation entered into between Seller and Purchaser (in each case, as determined by a court of competent jurisdiction in a final nonappealable judgment or order), then, no Sourcing & Servicing Fee shall be payable by Purchaser to Servicer; provided further that any Sourcing & Servicing Fee that has accrued and not yet been paid by Purchaser prior to the date of such willful breach shall remain payable by Purchaser to Servicer in accordance with the terms of this Agreement.

SECTION 2.03. Other Grant of Participation Interest in Loans by Seller. If at any time after the purchase by Purchaser of an Allocated Eligible Loan, Seller intends to assign or grant a participation interest, in each case, of all or any portion of its interest in the same tranche of Loan as such Allocated Eligible Loan to any Person that is not a Seller Party, then, to the extent that Seller notifies the prospective assignment or grant of such Loan to other potential third party purchasers, Seller shall use commercially reasonable efforts to notify the Purchaser of such intended assignment or grant of participation interest (without any requirement to disclose the identity of the potential participants or assignees) and, when available, the indicative bid or bids at which such assignment or grant of participation interest is expected to occur.

SECTION 2.04. Reporting Requirements.

(a) During the Sourcing Period, Seller shall provide to Purchaser (which may be accomplished by posting on a Platform) on each Reporting Date (or, more frequently than every Reporting Date if Seller so chooses in its sole and absolute discretion) a pipeline and inventory report, (with such required contents as may be mutually agreed by Seller and Purchaser from time to time) (each, a “Program Report”). Such Program Report shall be prepared using the facts as they exist (and are known by Seller) as of the Business Day immediately prior to the delivery of such Program Report (or in Seller’s sole and absolute discretion as of the Business Day of delivery of such Program Report).

(b) The Program Report shall include:

(i) Prospective Eligible Loans that have a Prospective Approval Date during the Sourcing Period;

(ii) Eligible Loans which Seller has closed and funded during the Sourcing Period, but for which Purchaser has not yet acquired the Allocated Eligible Loan related thereto in connection with this Agreement; and

(iii) Allocated Eligible Loans which Purchaser has acquired in connection with this Agreement.

(c) Notwithstanding the foregoing, Seller shall remove from the subsequent Program Report any Prospective Eligible Loans from the prior Program Report if (i) Seller no longer believes (acting in a commercially reasonable manner and in good faith) that such Prospective Eligible Loan will meet the Eligibility Criteria on the Funding Date or (ii) Seller is no longer expected to fund the Prospective Eligible Loan; provided that Seller shall identify (x) any Prospective Eligible Loan that is removed from a subsequent Program Report and (y) the reason for its removal. Purchaser acknowledges and agrees that such Program Report includes information that is prepared on a forward-looking basis and is thus subject to change, and that no Seller Party makes any representation or warranty about whether or not the Prospective Eligible Loans referenced in the Program Report will satisfy the Eligibility Criteria as of the Funding Date or will be funded by Seller at all.

ARTICLE III
CONFIDENTIALITY

SECTION 3.01. Maintenance of Confidential Information. Seller and Purchaser will (and will cause the Purchaser Entities to) maintain as confidential any Confidential Information received by it using the same standard of care as it uses in protecting its own Confidential Information of a similar nature and otherwise on the following terms and conditions:

(a) Subject to, in the case of any Loan (including any prospective Loan offered or shown by Seller to Purchaser but that was not acquired by Purchaser or any other Purchaser Entity), any confidentiality restrictions set forth in the Eligible Loan Documentation, Seller and Purchaser may disclose (i) Confidential Information on a confidential, “need-to-know” basis to its Representatives, but Seller and/or Purchaser (as applicable) shall direct their respective Representatives to treat the Confidential Information confidentially, and each of Seller and/or Purchaser (as applicable) agrees that it shall be responsible for any breach of this Article III by its Representatives, (ii) a description of the Agreement, the identity of the Parties to this Agreement and the transactions contemplated by this Agreement (with customary redactions as to economic and other terms reasonably requested by Seller or Servicer) to any Person which directly or indirectly invests in or provides financing to Purchaser or any Purchaser Entity, insurers or other Persons providing insurance, hedges or other derivatives or risk sharing arrangements with respect to Loans and/or Purchaser’s or the relevant Purchaser Entity’s exposure hereunder or under the Allocated Eligible Loans, (iii) any loan-level information received by Purchaser as part of the Information Package, on a confidential, “need-to-know” basis, to any Person which directly or indirectly invests in or provides financing to Purchaser or any Purchaser Entity, (iv) any information concerning this Agreement, the Parties to this Agreement or the transactions contemplated thereby that the Purchaser, any relevant Purchaser Entity, Seller or any relevant Seller Party, as applicable, deems reasonably necessary to comply with any Applicable Law (including any securities laws or reporting requirements applicable to any Seller Party, or any Purchaser Entity, as applicable) and (v) as otherwise expressly permitted herein (including pursuant to clause (c) below).

(b) Subject to any confidentiality restrictions set forth in the Eligible Loan Documentation, Seller and Purchaser may disclose without liability any Confidential Information if such disclosure is reasonably believed by it to be compelled or required by any Applicable Law (including any securities laws or reporting requirements applicable to Seller or Purchaser (as applicable)), court decree, subpoena, legal or administrative order or process, or legitimate request of any Governmental Authority. Unless prohibited by the terms of such Applicable Law, (i) Purchaser shall notify Seller of the receipt of any such request and shall reasonably cooperate with any attempt by a Seller Party (at Seller’s sole cost and expense) thereof to obtain an appropriate protective order and (ii) Seller shall notify Purchaser of the receipt of any such request and shall reasonably cooperate with any attempt by Purchaser or a Purchaser Entity (at Purchaser’s sole cost and expense) thereof to obtain an appropriate protective order.

(c) Notwithstanding anything herein to the contrary, it is hereby understood and agreed that insurance, banking and securities law examiners and regulators, and nationally recognized statistical rating organizations, in the ordinary course of their examinations, shall have unrestricted access to all books, records, files and other materials in the possession of each party hereto, and disclosure of such information to such examiners and regulators solely for purposes of the examination process may occur without prior written notice to or authorization from any other party, and it is further understood and agreed that information regarding the Purchaser may be required to be reported by Seller and its parent company on reports submitted to bank regulators, the U.S. Securities and Exchange Commission and other regulators, and to Seller and its parent company’s securities holders, and that such reports may be publicly available.

(d) Notwithstanding anything herein to the contrary, in the event that Seller is subject to any specific confidentiality obligations with respect to a Loan and Seller provides a copy of such obligations to Purchaser, Purchaser shall comply (and shall cause each Purchaser Entity to comply) with all such obligations as if a party thereto. To the extent that any Confidential Information or other information provided or made available hereunder with respect to an Eligible Loan is subject to more than one standard of confidentiality as provided in this Article III, the most restrictive standard shall be binding to the extent each party hereto has been provided a copy of the relevant confidentiality provisions. Notwithstanding anything herein to the contrary, to the extent that any Confidential Information contains or is subject to a specific obligation of confidentiality pursuant to a legend thereon or confidentiality terms imposed by reason of access to documents pursuant to a website or other database (e.g., a click-through agreement), then Purchaser hereby agrees, on its own behalf and on behalf of the Purchaser Entities and their respective Representatives, that such receipt of or access to such documentation shall automatically constitute its agreement to be bound by the terms thereof. The Parties further agree (for the avoidance of doubt) that any secondary trading of loans or other financial instruments, if any, following the completion of a contemplated financing, if any, shall be governed by the confidentiality agreement in place (e.g., LSTA master confidentiality agreement for secondary loan trading), if any, between the Parties or any of their Affiliates or Affiliated Funds with respect to sharing information in relation to such trades.

(e) While Purchaser or its Representatives may utilize the Information Package in developing independent materials on behalf of Purchaser, Purchaser agrees that any information contained in any Information Package may not be distributed to any Person other than (to the extent also permitted under the confidentiality restrictions set forth in the related Eligible Loan Documentation) (i) Purchaser and, on a confidential, “need-to-know” basis, its Representatives in connection with evaluating the potential opportunity and (ii) as Purchaser deems reasonably necessary to comply with any Applicable Law. Any Confidential Information or other information provided or made available hereunder to Purchaser or any other Purchaser Entity or their respective Representatives shall be used solely in connection with such Person’s evaluation of the opportunity to acquire the Loan (or Participation Interest in a Loan) with respect to which such Confidential Information or other information pertains and, if such Loan (or Participation Interest) is acquired by Seller, in connection with Seller’s ownership of such Loan (and reasons related thereto).

SECTION 3.02. Press Releases. Seller and Servicer will not (and will not permit its Representatives to) refer to any Purchaser Entity in any press release, advertisement or other publication related to the transactions contemplated hereby without such Purchaser Entity’s prior written consent. Each Purchaser Entity will not (and will not permit its Representatives to) refer to any Seller Party in any press release, advertisement or other publication related to the transactions contemplated hereby without such Seller Party’s prior written consent; provided that no such consent shall be required to the extent that any such press release, advertisement or other publication is required in connection with any legal, arbitral or regulatory proceeding or by Applicable Law.

ARTICLE IV
SERVICER DUTIES AND RESPONSIBILITIES

SECTION 4.01. Reporting and Administrative Responsibilities

(a) The Purchaser hereby appoints BMO, and BMO hereby accepts its appointment, as the Purchaser’s agent to act as the servicer pursuant to the terms of this Agreement, until the termination of this Agreement pursuant to the terms hereof.

(b) The Servicer shall perform the following general functions:

(i) [reserved];

(ii) [reserved];

(iii) [reserved];

(iv) by no later than the 5th Business Day after the date of sale of each Allocated Eligible Loan, compile and make available to Purchaser (and any other Person designated by Purchaser, including without limitation, its financing providers or their agent), a “Initial Loan and Transaction Characteristics” report, containing the information required under Schedule II hereto (each such report, an “Initial Loan and Transaction Characteristics Report”);

(v) by no later than the 5th Business Day after the end of each month, compile and make available to Purchaser (and any other Person designated by Purchaser, including without limitation, its financing providers or their agent) beginning in May, 2023, a Value Adjustment Events Template Report (each such report, a “VAE Template Report”), containing the information required under Schedule II hereto, which information shall be as of last calendar day of such month;

(vi) by no later than the 90th calendar day after the end of March, June, September and December, compile and make available to Purchaser (and any other Person designated by Purchaser, including without limitation, its financing providers or their agent) beginning in June, 2023, a quarterly report (each such report, a “Quarterly Report”), containing the information required under Schedule II hereto, which information shall be as of last calendar day of such month;

(vii) upon request of Purchaser, provide a written certification stating that either (x) the policies and procedures in effect as described in the BMO AML Program Letter remain true, complete and accurate in all material respects, (y) since the initial delivery of the BMO AML Program Letter or the most recent written certification by Seller to Purchaser, there have not been any material changes or other updates to any of the policies or procedures set forth in the BMO AML Program Letter or (z) attached to such written certification are the material changes or other updates to any of the policies or procedures set forth in the BMO AML Program Letter since the initial delivery of the BMO AML Program Letter or the most recent written certification by Seller to Purchaser; and

(viii) Servicer shall promptly notify Purchaser in writing of any “hits” with respect to any Obligor, Guarantor, Sponsor or any of the Loans as a result of any sanctions screening conducted by BMO or if BMO otherwise becomes aware that any of Obligor, Guarantor, Sponsor or any of the Loans becomes a sanctioned person under applicable sanctions or breaches any applicable sanctions, anti-money laundering, anti-bribery and corruption law, rule, regulation or guidance covered by the procedures described in the BMO AML Program Letter.

(c) Seller shall use commercially reasonable efforts to cooperate with the Servicer and Purchaser in connection with the matters described herein, including the preparation by the Servicer of the Initial Loan and Transaction Characteristics Reports and Quarterly Reports. Seller shall review and verify the contents of the aforesaid reports, statements and calculations and shall approve for prompt distribution in accordance with this Agreement.

(d) Servicer Indemnification. Except for taxes (other than taxes that represent losses, claims, damages, etc. arising from any non-tax claim), Purchaser hereby indemnifies and holds harmless the Servicer and its Representatives (collectively, “Servicer Indemnified Persons”) from and against any documented and reasonable out-of-pocket losses, claims, damages, expenses or liabilities (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) awarded against or actually incurred by such Servicer Indemnified Persons arising out of, or as a result of any breach by Purchaser of Purchaser’s obligations to the Servicer under this Agreement resulting from the action of Purchaser or its respective Representatives, Servicer following or acting in accordance with directions or instructions from Purchaser or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Servicer Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Servicer or any of its Affiliates or shareholders); provided that:

(i) Servicer Indemnified Amounts shall not be available to any Servicer Indemnified Person to the extent that such damages, losses, claims, liabilities and related costs and expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, fraud, bad faith or willful misconduct on the part of such Servicer Indemnified Person; and

(ii) Servicer Indemnified Amounts shall exclude any losses, claims, damages, expenses or liabilities for which BMO has been indemnified in its capacity as Seller hereunder or under the BMO Master Participation Agreement or in its capacity as a Lender or Administrative Agent (each under and as defined in the BMO Credit Agreement).

(e) Servicer Resignation.

(i) BMO may resign as Servicer by written notice to Purchaser, such resignation to be effective upon the earlier of (x) 90 days after the date of such notice and (y) the date of the appointment by Purchaser of a replacement servicer; provided that such resignation shall be immediately effective to the extent continued performance of BMO’s obligations as Servicer is prohibited by, or would be reasonably likely to violate, any Applicable Law or regulation or judicial or governmental order, judgment or decree.

(ii) BMO shall cooperate in good faith in the transition to any new servicer, including by providing such information and documentation relating to the Loans and/or Participation Interests of Purchaser and the servicing thereof as Purchaser or any successor servicer may reasonably request.

ARTICLE V
REPRESENTATIONS

SECTION 5.01. Representations of Purchaser. Purchaser hereby makes the following representations and warranties (i) as of the Effective Date, and as of each date that it approves or otherwise agrees to fund or otherwise acquire a Loan or Participation Interest pursuant hereto, and (ii) with respect to Section 5.01(g), as of each date from the date hereof until the date when all obligations payable by Seller to Purchaser (other than contingent indemnification and expense reimbursement obligations) under any Loan or Participation Interest funded or acquired by the Purchaser pursuant hereto have been paid in full in cash have terminated:

(a) Organization and Good Standing. Purchaser (i) is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has full power and authority, and all required licenses, to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement; except, in each case under clause (ii), to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on Purchaser’s obligations under this Agreement.

(b) Due Authorization. Purchaser’s execution, delivery and performance of this Agreement has been duly authorized by all necessary limited liability company action on its part, and if necessary, the directors and equityholders of Purchaser.

(c) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(d) No Conflict. The execution, delivery and performance by Purchaser of this Agreement do not (i) conflict with, or result in a breach or termination of, or constitute a default under its organizational documents, or any agreement, commitment or other instrument, order, injunction, judgment or decree to which Purchaser is a party or by which it is bound or to which any of its assets or properties is subject or (ii) constitute a violation by Purchaser of any Applicable Law applicable to it, except, in any case, for such conflicts, breaches, terminations, defaults or violations as would not have a material adverse effect on Purchaser or Purchaser’s ability to perform its obligations under this Agreement.

(e) No Proceedings. There are no proceedings or investigations pending or, to the knowledge of Purchaser, threatened against Purchaser before any governmental authority (i) asserting the illegality, invalidity or unenforceability of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the financial condition or operations of Purchaser or the performance by Purchaser of its obligations under this Agreement.

(f) Not Required to be Registered as an Investment Company. Purchaser is not required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended. Purchaser is not, and will not become, after giving effect to the transactions contemplated by this Agreement, a “covered fund” within the meaning of the Volcker Rule.

(g) Certain Tax Matters. (i) Purchaser will be disregarded as an entity separate from its owner pursuant to Treasury Regulations Section 301.7701-3(b)(ii), and neither Purchaser nor any other Person on its behalf shall make an election to be treated as other than an entity disregarded from its owner under Treasury Regulations Section 301.7701-3(c), (ii) Purchaser is entitled to complete exemption from withholding of United States federal income tax on payments required to be made to it hereunder and (iii) Purchaser hereby acknowledges and agrees that (x) Seller has not provided any tax advice to Purchaser in connection with the transaction contemplated hereby or any other matters and Purchaser is not relying upon any advice or any information or material furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever with respect to tax matters, and (y) Purchaser has received appropriate tax advice to the extent necessary to confirm that the structure of any transaction contemplated by this Agreement complies in all material respects with applicable tax laws.

(h) Solvency. Both before and after giving effect to the transactions contemplated by this Agreement, Purchaser is Solvent.

SECTION 5.02. Representations of Seller. Seller hereby makes the following representations and warranties (i) as of the Effective Date, and as of each date that it commits to sell or otherwise sells a Loan or Participation Interest pursuant hereto, and (ii) with respect to Section 5.02(g), as of each date from the date hereof until the date when all obligations payable to Purchaser by Seller (other than contingent indemnification and expense reimbursement obligations) under any Loan or Participation Interest funded or acquired by the Purchaser pursuant hereto have been paid in full in cash have terminated:

(a) Organization and Good Standing. Seller (i) is a national banking association and (ii) has full power and authority to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement; except, in each case under clause (ii), to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on Seller’s obligations under this Agreement.

(b) Due Authorization. Seller’s execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on its part.

(c) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(d) No Conflict. The execution, delivery and performance by Seller of this Agreement do not (i) conflict with, or result in a breach or termination of, or constitute a default under its certificate of formation or constituent documents, or any agreement, commitment or other instrument, order, injunction, judgment or decree to which Seller is a party or by which it is bound or to which any of its assets or properties is subject or (ii) constitute a violation by Seller of any Applicable Law applicable to it, except, in any case, for such conflicts, breaches, terminations, defaults or violations as would not have a material adverse effect on Seller or its ability to perform its obligations under this Agreement.

(e) No Proceedings. There are no proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller before any Governmental Authority (i) asserting the illegality, invalidity or unenforceability of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the financial condition or operations of Seller or the performance by Seller of its obligations under this Agreement.

(f) Solvency. Both before and after giving effect to the transactions contemplated by this Agreement, Seller is Solvent.

(g) Certain Tax Matters. Seller hereby acknowledges and agrees that (x) Purchaser has not provided any tax advice to Seller in connection with the transaction contemplated hereby or any other matters and Seller is not relying upon any advice or any information or material furnished by Purchaser or its representatives, whether oral or written, express or implied, of any nature whatsoever with respect to tax matters, and (y) Seller has received appropriate tax advice to the extent necessary to confirm that the structure of any transaction contemplated by this Agreement complies in all material respects with applicable tax laws.

(h) Any document or information prepared by Seller or another Seller Party that is provided by Seller to Purchaser with respect to a proposed sale of a Loan (or Participation Interest in such Loan) was prepared by Seller or such Seller Party exercising its customary level of care and diligence and relying in good faith, in accordance with Seller’s or such other Seller Party’s customary level of diligence in accordance with its standard underwriting policies and procedures, on information provided by an Obligor, Guarantor or Sponsor with respect to the applicable Loan, including, without limitation, any ongoing certifications and deliveries provided with respect to such Loan.

(i) With respect to any Loan (or any Participation Interest in a Loan) committed to be sold by Seller or being sold by Seller on the date the representation in this clause (i) is required to be made, Seller has conducted (directly or indirectly through any Seller Party) the relevant “know your customer”, sanctions, anti-money laundering and anti-bribery and corruption checks with respect to such Loan in accordance with the procedures as described in the BMO AML Program Letter.

SECTION 5.03. Representations of Servicer. The Servicer hereby makes the following representations and warranties as of the Effective Date and for each day until the termination of this Agreement:

(a) Organization and Good Standing. The Servicer is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has, in all material respects, full power and authority and all required licenses to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

(b) Due Authorization. The Servicer’s execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on its part, and if necessary, the directors and shareholders of the Servicer.

(c) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(d) No Conflict. The execution, delivery and performance by the Servicer of this Agreement do not (i) conflict with, or result in a breach or termination of, or constitute a default under its organizational documents, or any agreement, commitment or other instrument, order, injunction, judgment or decree to which the Servicer is a party or by which it is bound or to which any of its assets or properties is subject or (ii) constitute a violation by the Servicer of any Applicable Law applicable to it, except, in any case, for such conflicts, breaches, terminations, defaults or violations as would not have a material adverse effect on the Servicer or the Servicer’s ability to perform its obligations under this Agreement. No notice to, registration with, consent or approval of or any other action by any relevant Governmental Authority or other entity is required for the Servicer to execute, deliver, and perform its obligations under this Agreement.

(e) No Proceedings. There are no proceedings or investigations pending or, to the knowledge of the Servicer, threatened against the Servicer before any Governmental Authority (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability, of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that is reasonably likely to materially and adversely affect the financial condition or operations of the Servicer or the performance by the Servicer of its obligations under this Agreement.

(f) Solvency. Both before and after giving effect to the transactions contemplated by this Agreement, Servicer is Solvent.

ARTICLE VI
TERMINATION

SECTION 6.01. Termination.

(a) This Agreement shall automatically terminate on the later of (i) the date on which all Loans held by the Purchaser have been liquidated or the Purchaser has been dissolved and (ii) the date on which all fees under Section 2.02 and all other amounts accrued hereunder (other than unasserted contingent indemnification and expense reimbursement obligations) shall have been paid in full in cash.

(b) Notwithstanding the foregoing in clause (a),

(x) upon the occurrence of any of the following:

(i) (x) a material breach or non-compliance by Seller or Servicer of any of its duties, obligations, representations or covenants hereunder for which written notification by Participant to Seller or Servicer, as applicable, of such breach or non-compliance has been delivered and (y) if and to the extent that such breach or non-compliance is capable of being remedied, such breach or non-compliance is not remedied within 15 calendar days following written notification by Participant to Seller or Servicer, as applicable, of such breach or non-compliance;

(ii) (x) an action or inaction on the part of Seller as a result of bad faith, fraud, gross negligence or misconduct of Seller and (y) delivery of a notice by Participant to Seller, notifying Seller of Participant’s intention to bring Proceedings against Seller for such action or inaction;

(iii) Servicer or Seller becomes a Defaulting Lender (under and as defined in the BMO Credit Agreement); or

(iv) the Elevation of all (but not less than all) of the Loan Assets sold by Seller to Participant and then held by Participant (under and as defined in the BMO Master Participation Agreement) has occurred, the Purchaser may, in its sole and absolute discretion, terminate this Agreement by delivering a written notice to Seller, which written notice shall be delivered at least 30 days prior to the proposed termination date; and

(y) upon the occurrence of any of the following:

(i) (x) a material breach or non-compliance by Purchaser of any of its duties, obligations, representations or covenants hereunder for which written notification by Seller or Servicer, as applicable, to Purchaser of such breach or non-compliance has been delivered and (y) if and to the extent that such breach or non-compliance is capable of being remedied, such breach or non-compliance is not remedied within 15 calendar days following written notification by Seller or Servicer, as applicable, to Purchaser of such breach or non-compliance;

(ii) (x) an action or inaction on the part of Purchaser as a result of bad faith, fraud, gross negligence or misconduct of Purchaser and (y) delivery of a notice by Seller to Purchaser, notifying Purchaser of Seller’s intention to bring Proceedings against Purchaser for such action or inaction; or

(iii) the Elevation of all (but not less than all) of the Loan Assets sold by Seller to Participant and then held by Participant (under and as defined in the BMO Master Participation Agreement) has occurred, the Seller may, in its sole and absolute discretion, terminate this Agreement by delivering a written notice to Purchaser, which written notice shall be delivered at least 30 days prior to the proposed termination date.

Following the delivery of any such notice described in this clause (b), this Agreement shall terminate on such date of termination as set forth in such notice and (x) all obligations (if any) payable to Seller hereunder (other than contingent indemnification obligations) shall be paid by Purchaser to Seller on such date of termination and (y) all obligations (if any) payable to Purchaser hereunder (other than contingent indemnification obligations) shall be paid by Seller to Purchaser on such date of termination.

(c) Notwithstanding the foregoing, the provisions of Section 3.01, Section 3.02, Section 2.01(f), Article IV, this Section 6.01(b), Section 7.01, Section 7.02, Section 7.05, Section 7.06, Section 7.09 and Section 7.13 hereof shall survive any termination of this Agreement.

ARTICLE VII
MISCELLANEOUS

SECTION 7.01. Limited Recourse; Non-Petition.

(a) Notwithstanding any other provision of this Agreement, each of Seller and the Servicer agrees that it may not institute against, or join any other person in instituting against, Purchaser any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation Proceedings, or other Proceedings under U.S. federal or state bankruptcy or similar laws.

(b) Notwithstanding any other provision of this Agreement, the obligations of Purchaser under this Agreement are at all times limited recourse obligations of Purchaser payable solely from Purchaser’s assets available at such time, and, following realization of such assets and application of the proceeds thereof, all obligations of and any claims against Purchaser hereunder after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, member, manager, beneficial owner, trustee, authorized person or incorporator of Purchaser or its manager or their respective affiliates, successors or assigns for any amounts payable under this Agreement.

(c) The provisions of this Section 7.01 shall survive the termination of this Agreement.

SECTION 7.02. Effectiveness; Benefits of Agreement. This Agreement shall become effective upon its execution and delivery by Purchaser, the Servicer and Seller and the occurrence of the Effective Date, and thereafter this Agreement shall be binding on Purchaser, the Servicer and Seller and their respective successors and permitted assigns. Notwithstanding the foregoing, (a) Purchaser may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Seller; provided that Purchaser may grant a security interest to the administrative agent, trustee or the collateral agent pursuant to, and as required by, the BMO Credit Agreement; (b) Seller may not assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of Purchaser; and (c) the Servicer may not assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of Purchaser. Nothing expressed or implied herein is intended or shall be construed to confer upon or to give to any Person, other than the Parties and their respective successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

SECTION 7.03. Amendments. The provisions of this Agreement may be amended or modified only by written instrument executed by an authorized representative of Seller, Servicer and Purchaser. No waiver of any provision of this Agreement and no consent by any other Party hereto to any departure therefrom by another party hereto shall be effective unless such waiver or consent shall be in writing and signed by the other Parties hereto, and any such waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

SECTION 7.04. Notices, Etc. Unless otherwise set forth in this Agreement, each notice under this Agreement shall be in writing and delivered as provided below in this Section 7.04. All such communications to a party hereto shall be sent to such party at the address set forth below. Any Party may designate a new address by notice given to the other Parties. A notice shall be deemed to have been effectively given: (i) when mailed by registered or certified mail, or sent by reputable overnight carrier, to the proper address, upon the receipt of delivery, (ii) when received at the recipient’s email address or (iii) when delivered in person, as set forth below.

If to Seller:

Bank of Montreal

320 S. Canal Street

Chicago, IL 60606

Attention: Jason Swanson

Email: Jason.Swanson@bmo.com

Phone: (312) 293-8196

If to Purchaser:

Stepstone Great Lake SPV Facility II LLC

450 Lexington Ave 31st floor

New York, NY 10017, United States

Email: joseph.cambareri@stepstonegroup.com;

Ariel.Goldblatt@stepstonegroup.com

christopher.park@stepstonegroup.com;

bstrainyte@stepstoneglobal.com;

PDLegal@stepstoneglobal.com

alesia.dawidowicz@stepstonegroup.com

Phone: +1 917-741-7185

If to Servicer:

Bank of Montreal

320 S. Canal Street

Chicago, IL 60606

Attention: Jason Swanson

Email: Jason.Swanson@bmo.com

Phone: (312) 293-8196

SECTION 7.05. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), BUT GIVING EFFECT TO ANY APPLICABLE FEDERAL LAW.

SECTION 7.06. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR RELATED HERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.06.

SECTION 7.07. Headings, Etc. The Article and Section headings contained in this Agreement are provided for convenience only. They form no part of this Agreement and do not and will not affect its construction or interpretation. Each party agrees that no provision of the Agreement shall be interpreted in favor of, or against, a party by reason of the extent to which such party or its counsel participated in the drafting of such provision, and each party hereby waives, to the fullest extent permitted by Applicable Law, any rule of Applicable Law that would require such interpretation but for this Section 7.07.

SECTION 7.08. Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as a manually executed counterpart hereof.

SECTION 7.09. Jurisdiction. The Parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably submit to, as the exclusive forum for the determination of all disputes arising under or in connection with this Agreement, the jurisdiction of any federal court or state court located in the Borough of Manhattan, New York, New York. Each of the Parties hereby waives any claims of inconvenient forum or venue. Service of process, notices and demands, and any other notices or other communications required or permitted under this Agreement, shall be deemed given if in writing and delivered as required by Section 7.04.

SECTION 7.10. Integration; Severability. This Agreement represents the entire agreement between the Parties with respect to the matters covered hereby and supersede all previous and contemporaneous statements, marketing materials, negotiations, promises, covenants, agreements, undertakings, representations and warranties in respect thereof. If any provision of this Agreement, or the application of any provision to any Person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

SECTION 7.11. Further Assurances. Each of Purchaser, the Servicer and Seller shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

SECTION 7.12. Payments made under this Agreement. Any payments made pursuant to this Agreement shall be payable by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder).

SECTION 7.13. Costs and Expenses; Indemnification.

(a) Each of Purchaser, Servicer and Seller shall bear its own costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) relating to this Agreement incurred in connection with the negotiation, execution and delivery of this Agreement.

(b) Except for taxes (other than taxes that represent losses, claims, damages, etc. arising from any non-tax claim), Purchaser hereby indemnifies and holds harmless the Seller and its Representatives (collectively, “Seller Indemnified Persons”) from and against any and all damages, losses, claims, liabilities and related reasonable and documented costs and out-of-pocket expenses, including reasonable and documented external attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”), awarded against or actually incurred by such Seller Indemnified Persons arising out of, or as a result of any breach by Purchaser of Section 5.01 or Purchaser’s obligations under this Agreement resulting from the action of Purchaser or its respective Representatives or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Seller Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Seller or any of its Affiliates or shareholders); provided that:

(i) Seller Indemnified Amounts shall not be available to any Seller Indemnified Person to the extent that such damages, losses, claims, liabilities and related costs and expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, fraud, bad faith or willful misconduct on the part of such Seller Indemnified Person; and

(ii) Seller Indemnified Amounts shall exclude any losses, claims, damages, expenses or liabilities for which BMO has been indemnified in its capacity as Servicer hereunder, as Seller (under and as defined in the BMO Master Participation Agreement) or in its capacity as a Lender or Administrative Agent (each under and as defined in the BMO Credit Agreement).

(c) Except for taxes (other than taxes that represent losses, claims, damages, etc. arising from any non-tax claim), Seller hereby indemnifies and holds harmless Purchaser and its Representatives (collectively, “Purchaser Indemnified Persons”) from and against any and all damages, losses, claims, liabilities and related reasonable and documented costs and expenses, including reasonable and documented external attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Purchaser Indemnified Amounts”), awarded against or actually incurred by such Purchaser Indemnified Persons arising out of, or as a result of any breach by Seller of Section 5.02 or Seller’s obligations under this Agreement resulting from the action of Seller or its Representatives or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Purchaser Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Purchaser or any of its Affiliates or shareholders); provided that Purchaser Indemnified Amounts shall not be available to any Purchaser Indemnified Person to the extent that such damages, losses, claims, liabilities and related costs and expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, fraud, bad faith or willful misconduct on the part of such Purchaser Indemnified Person.

SECTION 7.14. Expectations of Parties. Loans that are sold or sourced by Seller, and purchased by Purchaser, are not viewed by the Parties as “securities” within the meaning given to that term under the Securities Act and the Securities Exchange Act of 1934, each as amended, and the applicable rules, regulations, and orders promulgated thereunder by the Securities and Exchange Commission, and the Parties have not entered into this Agreement in reliance of any of the protections established under such authorities.

[SIGNATURES TO FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BANK OF MONTREAL, as Seller

By:	/s/ Jason Swanson
	Name:	Jason Swanson
	Title:	Managing Director

[Signature Page to Sourcing and Servicing Agreement]

STEPSTONE GREAT LAKES SPV FACILITY II LLC (as Purchaser)

By:	/s/ Joseph Cambareri
	Name:	Joseph Cambareri
	Title:	Chief Financial Officer

[Signature Page to Sourcing and Servicing Agreement]

BANK OF MONTREAL (as the Servicer)

By:	/s/ Jason Swanson
	Name:	Jason Swanson
	Title:	Managing Director

[Signature Page to Sourcing and Servicing Agreement]

Schedule I

Eligibility Criteria and Ineligible Loans

Terms used here in this Schedule I but otherwise not defined have the meanings given to them in the BMO Credit Agreement.

(i)	As of the related Cut-Off Date, the Loan Asset has been originated and/or sourced and underwritten by BMO Sponsor Finance (“BSF”).

(ii)	As of the related Cut-Off Date, each such Loan Asset is a First Lien Loan, and is subject to a valid, subsisting and enforceable first priority perfected security interest, and the Seller has good and marketable title to, and is the sole owner of, such Loan Asset and the underlying loan collateral, free and clear of all Liens (subject to Permitted Liens).

(iii)	As of the related Cut-Off Date, the underlying Obligor for is organized under the laws of the United States or any state thereof.

(iv)	As of the related Cut-Off Date, each Loan Asset is denominated and payable only in Dollars.

(v)	Each Loan Asset is not Margin Stock.

(vi)	The acquisition of such Loan Asset does not cause the Borrower or the assets constituting the Collateral to be required to be registered as an “investment company” under the provisions of the 1940 Act.

(vii)	Each Loan Asset is not a “debtor in possession” loan.

(viii)	Each such Loan Asset is not principally secured by real property.

(ix)	Each Loan Asset is a legal, valid, binding and enforceable obligation of the underlying Obligor, subject to usual and customary bankruptcy, insolvency and equity limitations.

(x)	Each Loan Asset is in the form of, and is treated as, indebtedness for U.S. federal income tax purposes.

(xi)	As of the related Cut-Off Date, each such Loan Asset is not a Defaulted Loan.

(xii)	The sale of each Loan Asset does not violate any Applicable Law to which Seller, Servicer or any of their respective Affiliates is subject to or cause a Lender (as evidenced by notice to the Servicer prior to the Cut-Off Date) to fail to comply with any directive of any Governmental Authority having jurisdiction or otherwise applicable to Seller, Servicer or any of their respective Affiliates.

(xiii)	The funding obligations of each Loan Asset is fully funded.

(xiv)	Each Loan Asset is not subject to any litigation, right of rescission, set off, counterclaim or defense, including the defense of usury, and provides for a waiver of such right of rescission, set off, counterclaim or defense.

(xv)	No such Loan Asset has been sold, transferred, assigned or pledged to any party other than the Borrower or the Collateral Agent, as applicable.

(xvi)	As of the related Cut-Off Date, each Loan Asset is not subject to United States or foreign withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instruments to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis in the event of a Change in Law.

(xvii)	As of the Cut-Off Date the underlying Obligor has full capacity to execute and deliver the Underlying Instruments that create the Loan Asset.

(xviii)	As of the Cut-Off Date, the underlying Obligor of each such Loan Asset is not a Governmental Authority.

(xix)	As of the Cut-Off Date, there are no insolvency proceedings pending against the underlying Obligor, or claims that the Underlying Instrument for such Loan Asset is unenforceable.

(xx)	Each such Loan Asset has an original term to maturity of not greater than seven (7) years.

(xxi)	As of the related Cut-Off Date, each such Loan Asset has a minimum cash coupon of at least 5.0% and such coupon is payable quarterly.

(xxii)	All copies of loan documents and the loan asset checklist, have been or will be delivered (it being agreed that via email is sufficient) to the Manager within ten (10) business days of the Cut-Off Date, and all loan files are being or shall be maintained at the principal place of business of the Manager in accordance with the Transaction Documents.

(xxiii)	Each such Loan Asset is not an extension of credit to the underlying Obligor for the purpose of (a) making any past due principal, interest or other payments due on such Loan Asset, (b) preventing such Loan Asset or any other loan to the related underlying Obligor from becoming past due or (c) preventing such Loan Asset from becoming defaulted.

(xxiv)	The underlying Obligor (a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization; (b) is a legal operating entity or holding company; (c) has not entered into the loan asset primarily for personal, family or household purposes; and (d) as of the related Cut-Off Date, is not the subject of an insolvency event.

(xxv)	All information provided by the Servicer to the Administrative Agent or the Lenders and the Borrower (or the Manager on its behalf) in writing with respect to such Loan Asset is true, complete and correct in all material respects as of the date provided to best knowledge of the Servicer.

(xxvi)	Each such Loan Asset is not an Equity Security.

(xxvii)	No such Loan Asset is a high yield bond, a Bridge Loan, a zero coupon obligation, an unsecured loan, a commercial real estate loan, a lease, a Synthetic Security, an interest in a grantor trust, a step down obligation or a structured obligation.

(xxviii)	Each such Loan Asset is in “registered” form for U.S. income tax purposes.

(xxix)	As of the Cut-Off Date, no such Loan Asset is the subject of an offer, exchange or tender by the underlying Obligor for less than par.

(xxx)	No such Loan Asset is an Ineligible Loan.

Excluded Loans

1.	A Loan with respect to which the Seller (its capacity as lender of record) holds less than $10,000,000 of the par balance of such Loan.

2.	Any Loan in which Seller (in its capacity as lender of record) is not entitled to or not permitted to sell or transfer to Purchaser at least $3,000,000 of the par balance of such Loan in the form of participation interests therein.

3.	An Affiliated Loan. “Affiliated Loan” means any Loan with respect to which the Seller, the Servicer or any of their Affiliates has a direct or indirect equity interest of more than 10% in (or controls the management or investment policy of) any Obligor, Guarantor or Sponsor of such Loan.

4.	A Loan with respect to which the Obligor, if such Obligor has other Indebtedness that is listed and traded on an exchange, has issued more than $250,000,000 of such Indebtedness.

5.	A Loan with a net senior leverage ratio (with respect to such tranche of Loan that is proposed to be subject to the participation interests sold by Seller and purchased by Purchaser under the BMO Master Participation Agreement) as of the Cut-Off Date in excess of 5.5:1.

6.	A Loan with a loan-to-value (expressed as a percentage and with respect to such tranche of the Loan that is proposed to be subject to the participation interests sold by Seller and purchased by Purchaser under the BMO Master Participation Agreement) as of the Cut-Off Date in excess of 60%.

7.	Any form of equity (including any Equity Security), unless (a) as part of a transaction involving the investment in an Eligible Loan (e.g., in the form of warrants with no funding requirement in addition to the Eligible Loan) or (b) invested in or received through a restructuring of an existing position.

8.	Any convertible debt.

9.	Any commodity interests.

10.	A Loan advanced to a finance company, REIT, an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies or a broker/ dealer.

11.	A Loan that contains any voting rights restrictions imposed on the lender thereof, unless such Loan is an Equity Security that satisfies either proviso in item (7) above.

12.	A Loan with respect to which there are no Financial Maintenance Covenants. “Financial Maintenance Covenants” means, with respect to a Loan, covenants that (a) are tested on a quarterly or semi-annual basis, and (b) have a first four measurement period average no greater than 40% of covenant headroom of the defined financing case, and shall include such covenants that have one constant level (including, without limitation, cash flow covenants, fixed charge cover, asset coverage based covenants, and minimum liquidity coverage). For the avoidance of doubt, capital expenditure covenants do not constitute Financial Maintenance Covenants.

13.	A Loan with a first-out tranche or prior ranking asset-backed lending facility for which the Seller does not either (a) retain express and documented rights to purchase or (b) a veto control for the amendment or modification of the key lending terms.

14.	A Loan in which an Affiliate of Seller or Servicer holds or otherwise has economic exposure in other prior ranking tranches of the indebtedness by the same Obligor, provided that this item (14) shall not apply if Purchaser holds participation interests in the same respective tranches.

15.	A Loan where the use of proceeds is either the repayment or the refinancing of a Loan or the providing of incremental debt to a borrower that has been listed on Seller’s watchlist or has a credit/ risk rating of 7 or higher at any point during the last 12 months. For the avoidance of doubt this restriction applies whether there is a Change of Control or not. This restriction does, however, not apply to rescue financing for an Eligible Loan that already constitutes an Allocated Eligible Loan.

16.	A Loan with respect to which the unadjusted EBITDA of the relevant Obligor(s) excludes non-cash items and excess owner compensation, and, such EBITDA calculation is supported by a quality-of-earnings report by an external accounting or consulting firm, has been (a) negative for the last twelve months period as defined in the quality of earnings report; and (b) negative for the previous 12-month period.

17.	A Loan with respect to which adjustments to the EBITDA of the relevant Obligor(s) are (a) made without support of a quality-of-earnings report by an external accounting or consulting firm (smaller add-ons should be excluded from this limitation.) or (b) 50% or more compared to the unadjusted EBITDA (excluding acquired EBITDA, transaction expenses, non-cash items and excess owner compensation) as supported by a quality-of-earnings report by an external accounting or consulting firm. For the avoidance of doubt, the unadjusted EBITDA of two or more entities combined in a transaction does not count towards such EBITDA adjustments.

18.	A Loan with respect to which the Credit Documentation (as defined in the BMO Master Participation Agreement) provides that an equity backed majority owner of the borrower is entitled to receive a cash distribution and this cash distribution together with all prior cash distributions to the same private equity backed majority owner amount exceeds 50% of that majority owner’s cumulative cash contribution to such transaction.

19.	A Loan with respect to which the Credit Documentation (as defined in the BMO Master Participation Agreement) provides that any remaining or staying non-private equity backed majority owner receives a cash distribution and the loan-to-value (expressed as a percentage) would be more than 45%.

20.	A Loan with respect to which the applicable Obligor, Guarantor or Sponsor is an Affiliate of Seller or the Servicer.

21.	A Loan with respect to which applicable Obligor, Guarantor or Sponsor is engaged in activities in any of the following industry classification groups (based on the Global Industry Classification Standard as set forth in Schedule III hereto):

a)	Gambling;

b)	Production of Tobacco Products;

c)	Manufacture of armaments and defence;

d)	Genetic Engineering;

e)	Nuclear Energy;

f)	Pornography / Adult Entertainment; and

g)	Oil, Gas & Consumable Fuels.

22.	A Loan with respect to which the applicable Obligor, Guarantor or Sponsor is engaged in any of the activities prohibited by Chapter 2 of the Swiss War Material Act (as amended from time to time).

23.	A Loan that is not a “Compliant California Finance Transaction”. “Compliant California Finance Transaction” means a loan that, at the time of origination by Seller or its Affiliate, is: (a) subject to and made in accordance with regulation under the California Finance Lenders Law (“CFLL”) and with respect to which the lender or creditor that originated such transaction with respect to that loan was legally licensed at the time of such origination as a finance lender pursuant to the CFLL, or (b) under which the originating lender or creditor of such transaction with respect to that loan or such transaction itself was at the time made legally exempt from application of the CFLL and regulations thereto.

24.	Any stock, warrants, options or other equity securities or equity derivatives of any U.S. domestic corporation which is currently, or has been during the 60-month period ending on Cut-Off Date of such Loan, a “United States real property holding company” within the meaning of Section 897 of the Code.

Schedule II

DATA REQUIREMENTS AND REPORTING DUTIES

[Intentionally Omitted]

Schedule III

Global Industry Classification Standard

[Intentionally Omitted]